2016 Stock Option Exchange Documents and Forms

Description of Program

For an overview of the MoSys Employee Stock Exchange Program, please attend our employee communication meeting on July 26, 2016 at 12:00 PM. Call-in information will be provided to remote employees. If you are unable to attend, you may view the presentation slides at the link below for a summary of the program. These slides provide an overview of the program. For details about the program, please review Exhibit A - Offer to Exchange.

You will receive a personalized Election Form on the first day of the program. If you do not receive a form, please contact Human Resources.

If you wish to participate in the stock exchange, ***you must complete your election form and submit to Human Resources by 12:00 PM on August 23, 2016.***

- Employee Presentation Slides

Related Documents and Forms

- Tender Offer (TO) Statement filed with the SEC
- Exhibit (a)(1)(A) - Offer to Exchange
- Exhibit (a)(1)(B) - Employee Announcement Email
- Exhibit (a)(1)(C) - Terms of Election
- Exhibit (a)(1)(D) - Sample Reminder Email
- Exhibit (a)(10(E) - Sample Confirmation of Receipt of Election
- Exhibit (a)(1)(G) - Stock Option Agreement
- Exhibit (a)(1)(I) - Sample Election Form
- Exhibit (a)(1)(J) - Paper Notice of Withdrawal Form